Exhibit 10.02

WAIVER

WAIVER, dated as of April 13, 2009 (this “Waiver”), to the Credit Agreement, dated as of December 14, 2006 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Northern States Power Company, a Minnesota corporation (the “Borrower”), the several banks and other financial institutions from time to time parties thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), and the other Agents party thereto.

W I T N E S S E T H:

WHEREAS, the Borrower, the Lenders and the Administrative Agent are parties to the Credit Agreement;

WHEREAS, the Borrower has requested that certain provisions of the Credit Agreement be waived as set forth herein to effect the termination of the Revolving Commitment of Lehman Brothers Bank, FSB (“Lehman”) without the pro rata reduction of the Revolving Commitment of any other Lender; and

WHEREAS, the Lenders are willing to agree to such waivers on the terms set forth herein;

NOW THEREFORE, in consideration of the premises herein contained and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

10.   Defined Terms.  Unless otherwise defined herein, capitalized terms used herein which are defined in the Credit Agreement are used herein as therein defined.

11.   Waiver and Consent. (a) The parties hereto hereby agree that effective as of the Effective Date (as defined below), the Revolving Commitment of Lehman shall be permanently terminated in full (the “Lehman Termination”) and waive compliance with Section 2.11 of the Credit Agreement with respect to the Lehman Termination. From and after the Effective Date, Lehman shall have no further rights or obligations under the Credit Agreement, other than those rights and obligations which, by their terms, survive the termination of any of the Revolving Commitments and/or the repayment in full of the Obligations.

(b) Other than with respect to the Lehman Termination, this Waiver shall in no way be deemed to waive, alter or otherwise modify the pro rata sharing of payments provisions of Section 2.11 of the Credit Agreement, all of which remain in full force and effect as written. For avoidance of doubt, the Borrower shall not be required to make any payment under Section 2.3(a) or otherwise in respect of the Revolving Commitment of Lehman for any period after January 1, 2009.

12.   Amendment.  (a)  As of the effective date, Schedule 1.1A shall be amended to remove Lehman as a Lender under the Credit Agreement and change the amount of the Total Revolving Commitments to $482,222,222.23.

(b)  For the purpose of determining the Revolving Percentages of the L/C Participants (or other ratable treatment calculations) with respect to matters relating to any Letter of Credit outstanding as of the Effective Date (each, an “Existing Letter of Credit”) and funding obligations in connection therewith, (i) the amount of Lehman’s outstanding Revolving Commitment shall be deemed to be zero and (ii) effective as of the Effective Date, each L/C Participant’s Revolving Percentage of the Total Revolving Commitments shall be calculated after giving effect to the termination of Lehman’s Revolving Commitment contemplated by this Waiver.  For avoidance of doubt, as of and after the Effective Date (x) Lehman shall have no obligation to purchase an interest in any Existing Letter of Credit and (y) Lehman shall not receive any share of any payment made pursuant to Section 3.4(c) of the Credit Agreement in respect of any Existing Letter of Credit.

(c)  In the event of any inconsistency between the terms of the Credit Agreement (including, without limitation, Section 2.11 thereof) and the terms of this Waiver, the terms of this Waiver shall govern.  The Administrative Agent is authorized to make administrative changes to the manner in which amounts are funded or paid under the Credit Agreement and the other Loan Documents to the extent necessary to effectuate the intent of this paragraph.

13.   Effectiveness; Fees.  This Waiver shall become effective as of the date hereof (the “Effective Date”) when the Administrative Agent shall have received (a) counterparts hereof duly executed by the Borrower and the Administrative Agent and (b)

consent letters authorizing the Administrative Agent to enter into this Waiver from the Required Lenders.  The parties hereto hereby agree that the Borrower is not required to pay any fee in connection with this Waiver.

14.   Representations and Warranties.  The Borrower hereby represents and warrants that, after giving effect to this Waiver, (a) each of the representations and warranties of the Borrower in or pursuant to the Loan Documents (other than the representations and warranties contained in Sections 4.2 and 4.6 of the Credit Agreement, which representations and warranties are true and correct on and as of the Closing Date) is true and correct in all material respects, as if made on and as of the date hereof, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty is true and correct in all material respects as of such earlier date, and (b) no Default or Event of Default has occurred and is continuing.

15.   Continuing Effect of Credit Agreement.  This Waiver shall not be construed as a waiver or consent to any further or future action on the part of the Borrower that would require a waiver or consent of the Administrative Agent and/or the Lenders.  Except as amended hereby, the provisions of the Credit Agreement are and shall remain in full force and effect.

16.   Counterparts.  This Waiver may be executed in counterparts and all of the said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Waiver by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

17.  GOVERNING LAW.  THIS WAIVER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

18.   Expenses.  The Borrower agrees to pay or reimburse the Administrative Agent for all of its reasonable out-of-pocket attorney fees and disbursements of Simpson Thacher & Bartlett LLP incurred in connection with the preparation, negotiation and execution of this Waiver.

IN WITNESS WHEREOF, the parties hereto have caused this Waiver to be executed and delivered by their duly authorized officers as of the date first written above.

NORTHERN STATES POWER COMPANY

By:	/s/ GEORGE E. TYSON, II
Name: George E. Tyson, II
Title: Vice President and Treasurer

JPMORGAN CHASE BANK, N.A., as
Administrative Agent

By:	/s/ MICHAEL DEFORGE
Name: Michael DeForge
Title: Executive Director